Exhibit 99.1

	Contacts:	Bill Hibbetts, Senior VP & CFO Pioneer Drilling Company 210-828-7689
FOR IMMEDIATE RELEASE		Ken Dennard / ksdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

PIONEER DRILLING REPORTS

FISCAL 2007 RESULTS

Fourth quarter revenues were up 25% to $103.3 million

Fourth quarter earnings per diluted share was $0.34

May 17, 2007 – SAN ANTONIO, TEXAS – Pioneer Drilling Company (AMEX: PDC) today reported results for the three months ended March 31, 2007, which is the fourth quarter of its 2007 fiscal year.

Revenues for the fourth quarter of fiscal 2007 grew to $103.3 million, compared to revenues of $82.8 million for the fourth quarter of fiscal 2006. This 25% increase in revenues was generated by a 13% increase in average revenues per revenue day to $19,863 per day, in addition to a 16% increase in the average number of rigs in Pioneer Drilling’s fleet to 64.3 rigs. Average drilling margin(1) per revenue day of $8,253 in the fourth quarter of fiscal 2007 was relatively consistent with the $8,268 recorded in the fourth quarter of fiscal 2006. Net earnings for the fourth quarter of fiscal 2007 were $17.2 million, or $0.34 per diluted share, compared to net earnings of $18.0 million, or $0.36 per diluted share, for the fourth quarter of fiscal 2006. Pioneer Drilling began expensing stock compensation in fiscal 2007, and the stock compensation expense for the fourth quarter of fiscal 2007 was $587,000. Weighted average shares of common stock outstanding on a diluted basis increased to 50.1 million shares, from 49.1 million shares.

Revenue days during the fourth quarter of fiscal 2007 increased 11% to 5,203, compared to 4,701 revenue days for the fourth quarter of fiscal 2006. Pioneer Drilling’s rig utilization rate was 91% for the fourth quarter of fiscal 2007, down 4% from 95% in the fourth quarter of fiscal 2006.

Wm. Stacy Locke, Pioneer Drilling’s President and Chief Executive Officer, stated, “Fiscal 2007 was the most profitable year in Pioneer Drilling’s history. In addition to exceptional revenue and earnings growth, we added 10 premium new-build rigs to our fleet and have now completed our 15-rig new-build program. Pioneer has made a commitment to providing its customers safe operations and a modern and efficient fleet. In addition to new-build rigs, we made over $19 million in equipment upgrades to existing rigs, consisting primarily of new, efficient engines, triplex mud pumps and modern mud-cleaning systems. In March, we installed our first two iron roughnecks and anticipate installing roughly 33 more in fiscal 2008. In April, we installed our first company-owned top drive and will add two more within the next 90 days. As land rig capacity in the U.S. continues to increase, we believe that it is more important than ever to maintain a rig fleet that is modern, efficient, safe and capable of drilling horizontal and directional wells. Also, our customer base is larger and more established today than any other time in our past, with over 70% of our rigs working for large independents or majors.”

Mr. Locke further commented, “Current softness in the U.S. land-rig market will likely bottom out in the summer, and dayrates should firm up towards the end of fiscal 2008. Natural gas prices are far better than most people anticipated and will probably be strong enough later in the fiscal year and next year to generate rig demand sufficient to overcome the steadily increasing supply of land rigs in the U.S. market. Excluding our five low horsepower rigs in Oklahoma, forward dayrates range from $15,500 to $22,000, depending on rig class and horsepower, and excluding top drives and fuel.”

He also stated, “In the Company’s fourth quarter of fiscal 2007, average margins per day and rig utilization declined more than we anticipated. Daywork drilling margins per revenue day declined 14%, to $8,564, as compared to $9,993 in the third quarter. In the fourth quarter, average daywork revenues declined $749 per day while average daywork costs increased $679 per day. The increased daily daywork costs were primarily the result of increased labor and supply, repair and maintenance costs associated with stacking out drilling rigs. Rig utilization declined to 91% in the fourth quarter, as compared to 98% in the third quarter.”

Mr. Locke added, “We expect that our rig utilization will decline very little from this level over the next two or three quarters and begin to increase at the end of fiscal 2008. Also impacting drilling margins per day and earnings was the lack of profitability in our Oklahoma Division. The shallow rig market of western Oklahoma continued to weaken during the fourth quarter as a result of rigs stacking out and footage and dayrates precipitously declining. However, through cost containment and an improving market, the division should begin to show improvement in the current quarter.”

Currently, 30 of the Company’s 66 rigs, or 45%, are operating under term contracts of six months to two years. Four of the term contracts will expire in the current quarter and an additional eight will expire during the second quarter of fiscal 2008. Term contracts cover approximately 4,893 revenue days, or 32%, of the remainder of calendar 2007 and 2,874, or 12%, of calendar 2008.

Revenues for the 12 months of fiscal 2007 increased 46% to $416.2 million, compared to revenues of $284.1 million for fiscal 2006, while net earnings grew 66% during fiscal 2007 to $84.2 million, or $1.68 per diluted share, compared to net earnings of $50.6 million, or $1.06 per diluted share, during fiscal 2006.

Revenue days were 20,930 during the 12 months of fiscal 2007, compared to 18,164 revenue days for fiscal 2006. Pioneer Drilling’s rig utilization rate for both fiscal years was 95%.

Pioneer Drilling’s management team will hold a conference call today, Thursday, May 17, at 11:00 a.m. Eastern time (10:00 a.m. Central), to discuss these results. To participate in the call, dial (303) 262-2139 at least 10 minutes before the conference call begins and ask for the Pioneer Drilling conference call. A replay of the call will be available approximately two hours after the call ends and will be accessible until May 24, 2007. To access the replay, dial (303) 590-3000 and enter the pass code 11089300#.

Investors, analysts and the general public can listen to the conference call over the Internet by accessing Pioneer Drilling’s Web site at http://www.pioneerdrlg.com. To listen to the live call on the Web, please visit Pioneer Drilling’s Web site at least 10 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live Webcast, an archive will be available shortly after the call. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or e-mail dmw@drg-e.com.

Pioneer Drilling provides land contract drilling services to independent and major oil and gas operators drilling wells in Texas, Louisiana, Oklahoma, Kansas and in the Rocky Mountain region. Its fleet consists of 66 land drilling rigs that drill in depth ranges between 6,000 and 18,000 feet.

(1)	Drilling margin represents contract drilling revenues less contract drilling costs. Pioneer Drilling believes that drilling margin is a useful measure for evaluating its financial performance, although it is not a measure of financial performance under generally accepted accounting principles. However, drilling margin is a common measure of operating performance used by investors, financial analysts, rating agencies and Pioneer Drilling’s management. A reconciliation of drilling margin to net earnings is included in the operating statistics table below in this release. Drilling margin as presented may not be comparable to other similarly titled measures reported by other companies.

This press release contains various forward-looking statements and information that are based on management’s belief, as well as assumptions made by and information currently available to management. Forward-looking information includes statements regarding the anticipated timing and installation of iron roughnecks and topdrives, future natural gas price trends, future dayrates, future demand and market competitiveness of Pioneer Drilling’s rig fleet, including our ability to continue to obtain term contracts, the future employment of Pioneer Drilling’s rig fleet, overall market demand and utilization rates for rigs. Although the management of Pioneer Drilling believes that the expectations reflected in such forward-looking statements are reasonable, Pioneer Drilling can give no assurance that those expectations will prove to have been correct.

Such statements are subject to various risks, uncertainties and assumptions. Should one or more of those risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks are discussed in greater detail in Pioneer’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2006 and subsequent filings with the SEC.

The forecasted capital expenditures set forth below contain assumptions management believes are reasonable, based on information available as of the date of this news release. Pioneer Drilling is not undertaking any obligation to update this forecasted information as conditions change or as additional information becomes available. There can be no assurance that any of the forecast estimates can or will be achieved.

- Tables to Follow -

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended (unaudited)			Years Ended March 31,
	March 31,		Dec. 31, 2006
	2007	2006		2007	2006
Revenues:
Contract drilling	$103,347	$82,840	$112,421	$416,178	$284,148

Costs and Expenses:
Contract drilling	60,406	43,972	58,659	224,423	166,211
Depreciation	14,736	9,519	13,969	52,856	33,387
General and administrative	2,607	1,953	2,743	11,123	6,793
Bad debt expense (recovery)	—	(177)	800	800	(152)

Total operating costs	77,749	55,267	76,171	289,202	206,239

Operating income	25,598	27,573	36,250	126,976	77,909

Other income (expense):
Interest expense	—	(32)	(9)	(73)	(236)
Interest income	881	720	836	3,828	2,069
Other	8	32	13	57	71

Total other	889	720	840	3,812	1,904

Income before income taxes	26,487	28,293	37,090	130,788	79,813

Income tax expense	(9,269)	(10,325)	(13,102)	(46,609)	(29,246)

Net earnings	$17,218	$17,968	$23,988	$84,179	$50,567

Earnings per share:
Basic	$0.35	$0.37	$0.48	$1.70	$1.08

Diluted	$0.34	$0.36	$0.48	$1.68	$1.06

Weighted average number of shares outstanding:
Basic	49,619	48,337	49,603	49,603	46,808
Diluted	50,127	49,105	50,146	50,132	47,506

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2007	March 31, 2006
Assets
Current assets:
Cash and cash equivalents	$84,945	$91,174
Receivables, net	57,698	35,544
Contract drilling in progress	9,837	9,620
Deferred income taxes	2,175	990
Prepaid expenses	3,653	2,208

Total current assets	158,308	139,536

Net property and equipment	342,901	260,784
Other assets	286	358

Total assets	$501,495	$400,678

Liabilities and Equity
Current liabilities:
Accounts payable	$18,626	$16,041
Federal income taxes payable	—	6,835
Prepaid drilling contracts	—	140
Accrued expenses	15,593	9,616

Total current liabilities	34,219	32,632
Other non-current liability	346	388
Deferred taxes	38,821	26,982

Total liabilities	73,386	60,002
Total shareholders’ equity	428,109	340,676

Total liabilities and shareholders’ equity	$501,495	$400,678

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Operating Statistics

(in thousands)

(unaudited)

	Three Months Ended			Years Ended March 31,
	March 31,		Dec. 31 2006
	2007	2006		2007	2006
Revenues by contract:
Daywork contracts	$96,915	$79,097	$108,808	$399,188	$252,103
Turnkey contracts	3,445	—	—	3,445	10,830
Footage contracts	2,987	3,743	3,613	13,545	21,215

Total	$103,347	$82,840	$112,421	$416,178	$284,148

Drilling costs by contract:
Daywork contracts	$54,856	$41,711	$55,726	$211,334	$143,129
Turnkey contracts	2,615	—	—	2,615	7,449
Footage contracts	2,935	2,261	2,933	10,474	15,633

Total	$60,406	$43,972	$58,659	$224,423	$166,211

Drilling margin by contract (1) (2):
Daywork contracts	$42,059	$37,386	$53,082	$187,854	$108,974
Turnkey contracts	830	—	—	830	3,381
Footage contracts	52	1,482	680	3,071	5,582

Total	$42,941	$38,868	$53,762	$191,755	$117,937

(1) Reconciliation of drilling margin to net earnings:
Drilling margin	$42,941	$38,868	$53,762	$191,755	$117,937
Depreciation	(14,736)	(9,519)	(13,969)	(52,856)	(33,387)
General and administrative	(2,607)	(1,953)	(2,743)	(11,123)	(6,793)
Bad debt expense	—	177	(800)	(800)	152
Other income (expense)	889	720	840	3,812	1,904
Income tax expense	(9,269)	(10,325)	(13,102)	(46,609)	(29,246)

Net earnings	$17,218	$17,968	$23,988	$84,179	$50,567

(2) Drilling margins represent drilling revenues less contract drilling costs.

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Operating Statistics

(unaudited)

	Three Months Ended			Years Ended March 31,
	March 31,		Dec. 31 2006
	2007	2006		2007	2006
Average number of rigs	64.3	55.3	62.3	60.8	52.3
Utilization rate	91%	95%	98%	95%	95%

Revenue days by contract:
Daywork contracts	4,911	4,503	5,312	19,995	16,138
Turnkey contracts	81	—	—	81	558
Footage contracts	211	198	260	854	1,468

Total	5,203	4,701	5,572	20,930	18,164

Average revenues per day:
Daywork contracts	$19,734	$17,565	$20,483	$19,964	$15,622

Turnkey contracts	$42,531	$—	$—	$42,531	$19,409

Footage contracts	$14,156	$18,904	$13,896	$15,861	$14,452

All contracts	$19,863	$17,622	$20,176	$19,884	$15,643

Average costs per day:
Daywork contracts	$11,170	$9,263	$10,491	$10,569	$8,869

Turnkey contracts	$32,284	$—	$—	$32,284	$13,349

Footage contracts	$13,910	$11,419	$11,281	$12,265	$10,649

All contracts	$11,610	$9,354	$10,527	$10,723	$9,151

Drilling margin per day (3):
Daywork contracts	$8,564	$8,302	$9,993	$9,395	$6,753

Turnkey contracts	$10,247	$—	$—	$10,247	$6,059

Footage contracts	$246	$7,485	$2,615	$3,596	$3,802

All contracts	$8,253	$8,268	$9,649	$9,161	$6,492

(3)	Drilling margin per revenue day represents average revenue per revenue day less average cost per revenue day.

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Capital Expenditures

(in thousands)

	Three Months Ended					Budget Year Ending March 31, 2008
	March 31,		Dec. 31, 2006	Years Ended March 31,
	2007	2006		2007	2006
Capital expenditures:

Routine rig	$4,724	$3,895	$6,523	$17,832	$12,898	$18,739

Average per revenue day	$908	$833	$1,171	$852	$710

Discretionary:
Rig upgrades	$3,183	$5,096	$518	$19,917	$21,446	$15,400
Iron roughnecks and topdrives	3,602	—	—	3,602	—	18,250
Spare equipment	1,736	387	1,185	8,457	11,037	3,500
Other	3,706	803	3,266	9,022	5,157	5,400

Total discretionary	$12,227	$6,286	$4,969	$40,999	$37,640	$42,550

Tubulars	$3,589	$308	$46	$13,942	$6,151	$16,450

Total routine, discretionary and tubulars	$20,540	$10,489	$11,538	$72,773	$56,689	$77,739

New-builds and acquisitions	9,487	26,739	19,981	74,457	72,182	—

Total capital expenditures	$30,027	$37,228	$31,519	$147,229	$128,871	$77,739

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Rig Information

	Rig Type
	Mechanical	Electric	Total Rigs
Rig horsepower ratings:
550 to 700 HP	6	—	6
750 to 900 HP	15	2	17
1000 HP	17	12	29
1200 to 1500 HP	3	11	14

Total	41	25	66

Rig drilling depth ratings:
Less than 10,000 feet	8	2	10
10,000 to 13,900 feet	30	7	37
14,000 to 18,000 feet	3	16	19

Total	41	25	66

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